Exhibit 2.1

FIRST AMENDMENT TO ACQUISITION AGREEMENT

This First Amendment to Acquisition Agreement (this “Amendment”) is dated January 30, 2008, and is by and between CEI ACQUISITION, LLC, an Oregon limited liability company (“Purchaser”), and MICROFIELD GROUP, INC., an Oregon corporation (“Seller”).

RECITALS

A.            Purchaser and Seller are parties to a certain Acquisition Agreement dated November 27, 2007 (the “Acquisition Agreement”); and

B.            Purchaser and Seller now desire to amend the Acquisition Agreement as follows.

AGREEMENT

1.            Closing Payment.  Purchaser and Seller hereby agree to add the following sentence to Section 1.3(a): “To the extent that the adjustments to the Purchase Price pursuant to Section 1.2(a) and Section 1.2(b) result in an aggregate adjustment owed by Seller to Purchaser which exceeds the Purchase Price, then such excess shall be paid by Seller to Purchaser at Closing.”

2.            Corporate Existence of Purchaser.  Purchase and Seller hereby agree to change “Delaware” to “Oregon” in Section 3.1.

3.            Shareholder Meeting.  Purchaser and Seller hereby agree to revise the last sentence of Section 4.9 to read: “Seller shall use its best efforts to cause a quorum to be present at the Shareholder Meeting, and to cause a vote “for” the Acquisition.”

4.            Joint Deliveries.  Purchaser and Seller hereby agree to change “Voting Agreement” to “Reserved” in Section 6.4(b).

5.            Disclosure Schedules.  Purchaser and Seller hereby agree to revise Section 8.15 to read: “Seller will prepare the Disclosure Schedules and deliver them to Buyer no later than fifteen (15) days prior to the Shareholder Meeting.”

6.            Certain Definitions.  Purchaser and Seller hereby agree to delete the definition of “Voting Agreement” from Section 8.16.

7.            Effect of Amendment.  Except as amended by the terms and conditions hereof, all terms and conditions of the Acquisition Agreement shall remain in full force and effect.

8.            Capitalized Terms.  Capitalized terms used but not defined herein shall have the meaning set out in the Acquisition Agreement.

9.            Execution.  This Amendment may be executed in counterparts.  Facsimile delivery is sufficient.

In witness whereof, this First Amendment to Acquisition Agreement has been duly executed and delivered by each party hereto as of the date first above written.

CEI ACQUISITION, LLC

Signature:	/s/ Mark Walter
Mark Walter
Managing Member

MICROFIELD GROUP, INC.

Signature:	/s/ Rodney M. Boucher
Rodney M. Boucher
Chief Executive Officer